EXHIBIT 3.1

 GREENFIELD FARMS FOOD, INC.
CERTIFICATE OF DESIGNATION OF
SERIES D PREFERRED STOCK

The Undersigned, on behalf of Greenfield Farms Food, Inc., a Nevada corporation (the “Corporation”), hereby certifies that the following resolutions were adopted by the Corporation’s board of directors (the “Board”), effective as of September 22, 2014, pursuant to the authority conferred upon the Board by the Corporation’s certificate of incorporation, as amended, and in accordance with the Nevada Revised Statutes:

RESOLVED: that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Corporation’s certificate of incorporation, as amended, a series of preferred stock of the Corporation is hereby created and designated with the following relative rights, preferences, privileges, qualifications, limitations and restrictions:

1. Amount; Designation; Sub-Series. The designation of this series, the authorized amount of which consists of 1,000 shares of preferred stock, is Series D Preferred Voting Stock with a par value of $0.001 per share (the “Series D Preferred Stock”).

2. Rank. In the event of the Corporation’s liquidation, the Series D Preferred Stock shall rank senior to any class or series of the Corporation’s capital stock hereafter created that ranks junior to the Series D Preferred Stock; pari passu with any class or series of the Corporation’s capital stock hereafter created that ranks on parity with the Series D Preferred Stock; and junior to any class or series of the Corporation’s capital stock hereafter created that ranks senior to the Series D Preferred Stock. The Series D Preferred Stock shall be senior to the Corporation’s common stock and on parity with the Corporation's Series A Preferred Stock.

3. Voting Rights. Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law, the holder of the Series D Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of holders of Common Stock and other series of Preferred Stock shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock and the other series of Preferred Stock having the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. For so long as Series D Preferred Stock is issued and outstanding, the holders of Series D Preferred Stock shall vote together as a single class with the holders of the Corporation’s Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of Series D Preferred Stock being entitled to fifty-one percent (51%) of the total votes on all such matters regardless of the actual number of shares of Series D Preferred Stock then outstanding, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power.

4. Dividends. Unless otherwise declared from time to time by the Board of Directors, out of funds legally available thereof, the holders of shares of the outstanding shares of Series D Preferred Stock shall not be entitled to receive dividends.

5. No Preemptive Rights. Holders of Series D Preferred Stock shall not be entitled, as a matter of right, to subscribe for, purchase or receive any part of any stock of the Corporation of any class whatsoever, or of securities convertible into or exchangeable for any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend by virtue of the Series D Preferred Stock.

6. Liquidation Rights. The holder or holders of the Series D Preferred Stock shall not be entitled to receive any distributions in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

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7. No Reissuance of Series D Preferred Stock. Any share or shares of Series D Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be cancelled, shall return to the status of authorized but unissued preferred stock of not designated series, and shall not be reissuable by the Corporation as a Series D Preferred Stock.

8. Loss, Theft, Destruction of Certificates. Upon the Corporation’s receipt of evidence of the loss, theft, destruction or mutilation of a certificate representing shares of Series D Preferred Stock (in form reasonable satisfactory to the Corporation) and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of mutilation, upon surrender and cancellation of the mutilated certificate, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificate representing shares of Series D Preferred Stock, a new certificate representing shares of Series D Preferred Stock of like tenor.

9. Who Deemed Absolute Owner. The Corporation may deem the holder, Ronald Heineman and/or his assigns, in whose name shares of Series D Preferred Stock is registered upon the Corporation’s books to be, and may treat it as, the absolute owner of such shares of Series D Preferred Stock for all purposes, and the Corporation shall not be affected or bound by any notice to the contrary.

10. Transfer Restrictions; Legend. The shares of Series D Preferred Stock are being issued to Ronald Heineman or his assigns. In the event Mr. Heineman is no longer acting as Chief Executive Officer of the Corporation, the shares of Series D Preferred Stock shall automatically, without any action on the part of any party, or the Corporation, be deemed cancelled in their entirety. Certificates representing all shares of Series D Preferred Stock, and all shares of the Corporation’s common stock issued upon conversion thereof have not been registered under the Securities Act or any state or foreign securities laws, and are and will continue to be restricted securities within the meaning of Rule 144 of the General Rules and Regulations under the Securities Act and applicable state statutes, and consents to the placement of an appropriate restrictive legend or legends on any certificates evidencing the securities and any certificates issued in replacement or exchange therefor and acknowledges that the Corporation will cause its stock transfer records to note such restrictions.

11. Stock-Transfer Register. The Corporation shall keep at its principal office an original or copy of a register in which it shall provide for the registration of the Series D Preferred Stock. Upon any transfer of Series D Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on its stock-transfer register.

12. Amendments. The Corporation may amend this Certificate of Designation only with the approving vote of holders of a majority of the then-outstanding shares of Series D Preferred Stock.

13. Headings. The headings of the sections, subsections and paragraphs of this Certificate of Designation are inserted for the convenience of the reader only and shall not affect the interpretation of the terms and provisions of this Certificate of Designation.

14. Severability. If any provision of this Certificate of Designation, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

15. Governing Law. The terms of this Certificate of Designation shall be governed by the laws of the State of Nevada, without regard to its conflicts-of-law principles.

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In Witness Whereof, Greenfield Farms Food, Inc. has caused this Certificate of Designation to be duly executed in its corporate name on this 22nd day of September 2014.

GREENFIELD FARMS FOOD, INC.:

By:	/s/ Ronal Heineman
Ronald Heineman
Chief Executive Officer

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